Exhibit 99.3

Blue Lava Wireless, LLC

Financial Statements

December 31, 2003 and 2004

and March 31, 2005 (Unaudited)

Blue Lava Wireless, LLC

Index

December 31, 2003 and 2004 and March 31, 2005 (Unaudited)

Report of Independent Auditors

To the Members of

Blue Lava Wireless, LLC

In our opinion, the accompanying balance sheets and the related statements of income, members’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Blue Lava Wireless, LLC (the “Company”) at December 31, 2003 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Honolulu, Hawaii
March 18, 2005

Blue Lava Wireless, LLC

Balance Sheets

December 31, 2003 and 2004 and March 31, 2005 (Unaudited)

	December 31,		March 31,
	2003	2004	2005
			(Unaudited)
Assets
Current assets
Cash and cash equivalents	$220,031	$431,838	$2,359,427
Accounts receivable	952,897	4,579,428	4,476,228
Prepaid expenses	3,177	4,523	2,436
Prepaid royalties
Affiliates	8,333	3,125	21,720
Third parties	14,048	36,668	72,667
Total current assets	1,198,486	5,055,582	6,932,478
Furniture, fixtures and equipment, net	24,373	102,092	99,857
Noncurrent portion of prepaid royalties to affiliates	3,125	—	—
Total assets	$1,225,984	$5,157,674	$7,032,335
Liabilities and Members’ Equity (Deficit)
Current liabilities
Royalties payable
Affiliate	$279,681	$1,641,246	$1,823,303
Third parties	3,500	144,703	136,989
Accrued legal fees	—	—	365,375
Accrued interest payable to member and affiliate	70,750	—	—
Accounts payable and other accrued expenses	125,055	219,216	325,276
Notes payable to member and affiliate	1,220,000	—	—
Total current liabilities	1,698,986	2,005,165	2,650,943
Commitments and contingencies
Members’ equity (deficit)	(473,002)	3,152,509	4,381,392
Total liabilities and members’ equity (deficit)	$1,225,984	$5,157,674	$7,032,335

The accompanying notes are an integral part of these financial statements.

Blue Lava Wireless, LLC

Statements of Income

Years Ended December 31, 2003 and 2004 and

Three Months Ended March 31, 2004 and 2005 (Unaudited)

	Years Ended December 31,		Three Months Ended March 31,
	2003	2004	2004	2005
			(Unaudited)
Revenues	$2,242,861	$12,121,725	$2,042,318	$4,772,783
Operating expenses
Royalties
Affiliates	869,447	4,617,025	748,031	1,825,386
Third parties	36,031	513,917	107,244	170,640
Personnel costs	806,020	1,495,320	302,188	560,285
Selling and marketing	96,909	923,514	62,533	96,628
Professional fees	74,895	219,751	17,748	100,606
Advisory and legal fees related to sale of Company	—	—	—	572,551
Rent, insurance and taxes other than payroll	63,714	141,298	18,398	43,867
Research and development	84,591	102,876	22,479	110,036
General and administrative	48,251	68,281	20,895	54,019
Depreciation	11,628	28,832	2,823	9,882
Loss on disposal of property and equipment	4,227	—	—	—
Total operating expenses	2,095,713	8,110,814	1,302,339	3,543,900
Operating income	147,148	4,010,911	739,979	1,228,883
Nonoperating expenses
Interest expense on notes payable to member and affiliate	(55,667)	(53,392)	(15,250)	—
Total nonoperating expenses	(55,667)	(53,392)	(15,250)	—
Net income	$91,481	$3,957,519	$724,729	$1,228,883

The accompanying notes are an integral part of these financial statements.

Blue Lava Wireless, LLC

Statements of Members’ Equity (Deficit)

Years Ended December 31, 2003 and 2004 and

Three Months Ended March 31, 2005 (Unaudited)

Balance at January 1, 2003	$(564,483)

Net income	91,481

Balance at December 31, 2003	(473,002)

Member distributions	(332,008)

Net income	3,957,519

Balance at December 31, 2004	3,152,509

Net income (Unaudited)	1,228,883

Balance at March 31, 2005 (Unaudited)	$4,381,392

The accompanying notes are an integral part of these financial statements.

Blue Lava Wireless, LLC

Statements of Cash Flows

Years Ended December 31, 2003 and 2004 and

Three Months Ended March 31, 2004 and 2005 (Unaudited)

	Years Ended December 31,		Three Months Ended March 31,
	2003	2004	2004	2005
			(Unaudited)
Cash flows from operating activities
Net income	$91,481	$3,957,519	$724,729	$1,228,883
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	11,628	28,832	2,823	9,882
Loss on disposal of property and equipment	4,227	—	—	—
Changes in operating assets and liabilities
Accounts receivable	(873,180)	(3,626,531)	(1,003,486)	103,200
Prepaid expenses	(1,359)	(1,346)	825	2,087
Prepaid royalties
Affiliates	218,769	8,333	2,082	(18,595)
Third parties	(14,048)	(22,620)	3,663	(35,999)
Receivable from affiliate	10,000	—	—	—
Royalties payable
Affiliate	29,681	1,361,565	451,286	182,057
Third parties	3,500	141,203	60,900	(7,714)
Accrued expenses payable to member and affiliates	53,667	(70,750)	15,250	—
Accrued legal fees			—	365,375
Accounts payable and other accrued expenses	39,990	94,161	(40,988)	106,060
Net cash provided by (used in) operating activities	(425,644)	1,870,366	217,084	1,935,236
Cash flows from investing activities
Capital expenditures	(20,237)	(106,551)	(14,442)	(7,647)
Net cash used in investing activities	(20,237)	(106,551)	(14,442)	(7,647)
Cash flows from financing activities
Proceeds from notes payable to member and affiliate	680,000	—	—	—
Repayments of notes payable to member and affiliate	—	(1,220,000)	—	—
Member distributions	—	(332,008)	—	—
Decrease in book overdraft	(14,109)	—	—	—
Net cash provided by (used in) financing activities	665,891	(1,552,008)	—	—
Net increase in cash and cash equivalents	220,010	211,807	202,642	1,927,589
Cash and cash equivalents
Beginning of period	21	220,031	220,031	431,838
End of period	$220,031	$431,838	$422,673	$2,359,427
Supplemental disclosures of cash flow information
Cash paid during the year for interest	$—	$124,142	$—	$—

The accompanying notes are an integral part of these financial statements.

Blue Lava Wireless, LLC

Notes to Financial Statements

December 31, 2003 and 2004 and March 31, 2005 (Unaudited)

1.                            The Company

Blue Lava Wireless, LLC (the “Company”), a Hawaii limited liability company, was formed on March 5, 2002, pursuant to an operating agreement between two individuals.  Each member contributed $50,000 in exchange for 50 membership units.  Profits, losses and distributions are allocated to each member based on their respectively owned membership units, in accordance with the terms of the operating agreement.

The Company is a publisher of wireless entertainment applications, primarily games for mobile phones.  The Company’s applications are developed internally as well as through external third-party developers and are distributed through wireless carriers around the world.

During 2003 and 2004, approximately 96% and 93% of the Company’s revenues were attributable to the sale of Tetris in North America.  During the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), approximately 96% of the Company’s revenues were attributable to the sale of Tetris in North America. The Company’s current licensing agreement with The Tetris Company, LLC (“TTC”), which is owned in part by the members of the Company, expires on December 31, 2005.  While the members of the Company intend on renewing the license agreement in future years, non-renewal of the licensing agreement with TTC would have a material adverse impact on the Company’s future financial condition.

2.                            Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates, including those related to collectibility of customer accounts, the value assigned to and estimated useful lives of long-lived assets and contingent liabilities.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities.  Actual results may differ from these estimates.

Interim Financial Information

The interim financial information as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 is unaudited but has been prepared on a basis consistent with the audited financial statements and includes all normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the Company’s financial position at such date and its results of operations and cash flows for the periods.  Operating results for the three months ended March 31, 2004 and 2005 are not necessarily indicative of results that may be expected for future periods.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, to the extent balances exceed limits that are insured by the Federal Deposit Insurance Corporation, and accounts receivable.  The Company maintains its cash with major financial institutions in the State of Hawaii.  Receivables are with major wireless carriers.  To date, the Company has not experienced collection difficulties with its customers.

Significant Customer Concentrations

The Company’s customers are comprised primarily of major wireless carriers.  Revenues from customers that comprised more than 10% of the Company’s revenues for the years ended December 31, 2003 and 2004 were as follows:

	2003	2004
Revenues
Customer-A	60%	54%
Customer-B	36%	30%

Revenues from customers that comprised more than 10% of the Company’s revenues for the three months ended March 31, 2004 and 2005 were as follows:

	Three Months Ended March 31,
	2004	2005
	(Unaudited)
Revenues
Customer-A	48%	49%
Customer-B	46%	22%

Accounts receivable from customers that comprised more than 10% of accounts receivable at December 31, 2003 and 2004, and March 31, 2005 were as follows:

	December 31,		March 31,
	2003	2004	2005
			(Unaudited)
Accounts receivable
Customer-A	61%	63%	52%
Customer-B	32%	16%	20%

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

The Company believes that it is not practicable to determine the fair value of its notes payable to affiliates because of the relationship between these affiliates and the Company.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using straight-line and accelerated depreciation methods.  Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations.  Maintenance, repairs and minor renewals are expensed as incurred.

Impairment of Long-Lived Assets

The Company assesses impairment of long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  Factors considered by the Company include, but are not limited to, significant underperformances relative to expected historical or projected future operating results; significant changes in the manner or use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends.

When the Company determines that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition.  If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss.  An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair market value if available, or discounted cash flows, if not.

To date, the Company has not recorded an impairment of long-lived assets.

Prepaid Royalties

Prepaid licensor royalty costs are fees that the Company pays to third-party brand holders for use of their intellectual property, including trademarks or copyrights, in the development of the Company’s applications.  The Company capitalizes advance or guaranteed royalty payments to licensors and amortizes these amounts to royalty expense over the period in which revenues for the license will be generated which is typically over the term of the license agreement based on either the agreement execution date or application launch date, depending on the terms of the license agreement.

Revenue Recognition

The Company recognizes revenues in accordance with the guidelines of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.  The Company recognizes revenues principally from the sale or subscription of its applications to wireless subscribers under distribution agreements with wireless carriers in the period in which the applications are purchased or over the period in which the applications are subscribed to, assuming that:  fees are fixed and determinable; the Company has no significant obligations remaining and collection of the related receivable is reasonably assured.  In accordance with the distribution agreements, the wireless carriers are responsible for billing, collecting and remitting to the Company its fees.  The wireless carriers generally report the final sales data to the Company within 10 to 45 days following the end of each quarter.

In accordance with Emerging Issues Task Force (“EITF”) 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company recognizes as revenues the net amounts the wireless carrier pays to the Company upon the sale of its applications, net of any service or other fees earned and deducted by the wireless carrier.  The Company has evaluated its wireless carrier agreements and has determined that it is not the principal when selling its applications through wireless carriers.  Key indicators evaluated by the Company include:

•                  Wireless subscribers directly contract with wireless carriers who have most of the customer service interaction and are generally viewed as the primary obligor by the wireless subscribers;

•                  Wireless carriers generally have significant control over the type of applications and content that is offered to their wireless subscribers;

•                  Wireless carriers are directly responsible for billing and collecting fees from wireless subscribers including the resolution of billing disputes;

•                  Wireless carriers generally pay the Company a fixed percentage of revenues collected from wireless subscribers;

•                  Wireless carriers generally must approve the price of the applications in advance of their sale to wireless subscribers and the Company’s significant carrier customers have the ability to set the ultimate price charged to the wireless subscribers; and

•                  The Company has limited risks, including no inventory risk and limited credit risk, because wireless carriers generally bear the risk of collecting fees from their subscribers.

Based on the evaluation of these factors, the Company believes that recognizing revenues on a net basis is appropriate for the wireless carrier relationships where the above-noted indicators are present.

Software Development Costs

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.  Software development costs incurred in the research and development of software products and enhancements to existing software products are expensed prior to establishment of technological feasibility and capitalized thereafter until the product is available for general release to customers.  Under the Company’s current practice of developing new applications, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model.  As a result, to date, the Company has not capitalized any costs relating to application development because the costs incurred subsequent to the establishment of technological feasibility of applications have not been significant.  In the future, the Company will consider the following factors in determining if costs can be capitalized:  the emerging nature of the wireless entertainment market; the rapid evolution of the platforms and mobile phones on which the Company develops; the lack of pre-orders or sales history for the Company’s applications; the high degree of revenue uncertainty associated with an individual application; the lack of the Company’s control over the sales channel resulting in uncertainty as to when an application will be available for sale, if at all; and the Company’s history and practice of canceling applications throughout each stage of the development process.

Research and Development

Costs incurred in the research and development of the Company’s software applications are expensed as incurred.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising costs approximated $71,200 and $179,100 for the years ended December 31, 2003 and 2004, respectively.  Advertising costs approximated $28,000 and $32,000 for the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.

Income Taxes

Income or loss for tax reporting purposes accrues to the members and accordingly, no provision or credit for income taxes is reflected in the financial statements.

3.                            Property and Equipment

Property and equipment at December 31, 2003 and 2004, and March 31, 2005 (unaudited) consisted of the following:

	Estimated
	Useful Life	December 31,		March 31,
	(Years)	2003	2004	2005
				(Unaudited)
Furniture and fixtures	7	$26,464	$110,788	$118,435
Office and computer equipment	5	11,913	34,140	34,140
		38,377	144,928	152,575
Less: accumulated depreciation		(14,004)	(42,836)	(52,718)
		$24,373	$102,092	$99,857

Depreciation expense approximated $11,600 and $28,800 for the years ended December 31, 2003 and 2004, respectively.  Depreciation expense approximated $2,800 and $9,900 for the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.

4.                            Related Party Transactions

The Tetris Company

In May 2002, the Company entered into a license and distribution agreement with TTC, a related party through common ownership, for the North American wireless rights to Tetris which originally expired on December 31, 2004 and was subsequently extended until December 31, 2005.

The Company is obligated to pay royalties to TTC based on the greater of 40% of gross revenues generated from wireless carriers attributable to Tetris-related games or a guaranteed royalty of $1.25 million.  The guaranteed royalty was required to be met within the contract period, through December 31, 2004, and was payable based on the following payment schedule:

December 31, 2002	$250,000
June 30, 2003	250,000
December 31, 2003	250,000
June 30, 2004	500,000
$1,250,000

As the Company expected to pay royalties in excess of the guaranteed amount, royalties expensed under this agreement have been based on 40% of gross Tetris-related revenue.  Royalty expense under the TTC agreement amounted to $861,113 and $4,608,692 for the years ended December 31, 2003 and 2004, respectively.  Royalty expense amounted to $745,949 and $1,823,303 for the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.  Royalties payable at December 31, 2003 and 2004, and March 31, 2005 (unaudited) amounted to $279,681, $1,641,245, and $1,823,303, respectively.

Prepaid Royalties to Affiliates

Prepaid royalties to affiliates at December 31, 2003 and 2004, and March 31, 2005 (unaudited) consisted of the following:

	December 31,		March 31,
	2003	2004	2005
			(Unaudited)
The Tetris Company	$—	$—	$20,677
Intellectual Property Consultants	11,458	3,125	1,043
	11,458	3,125	21,720
Less: current portion	(8,333)	(3,125)	(21,720)
Noncurrent portion	$3,125	$—	$—

In May 2002, the Company entered into a three-year license agreement with Intellectual Property Consultants, which is owned by the members of the Company.  The Company paid a nonrefundable advance royalty of $25,000 at the inception of the agreement, which is recoupable against future royalties associated with the sale of products that utilize or incorporate the licensed intellectual property.  Since inception, the Company has not generated any revenues associated with this intellectual property and is amortizing the advance royalty payment to expense over the three-year term.  Royalty expense under this agreement amounted to $8,334 and $8,333 for the years ended December 31, 2003 and 2004, respectively.  Royalty expense amounted to $2,082 and $2,083 for the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.

Notes Payable to Member and Affiliate

Notes payable to a member and affiliate at December 31, 2003 and 2004 consisted of the following:

	December 31,
	2003	2004
Outstanding balance on an uncollateralized demand promissory note payable to Blue Planet Software, Inc., which is owned in part by the members of the Company. Simple interest accrued at 5% per annum. All outstanding principal and interest was repaid in December 2004.	$400,000	$—

Outstanding balance on two uncollateralized promissory notes payable to a member, which accrued simple interest at 5% per annum. The notes matured on October 31, 2004 and all outstanding principal and interest was repaid on September 30, 2004.	520,000	—

Outstanding balance on an uncollateralized demand promissory note payable to a member, which accrued simple interest at 5% per annum. All outstanding principal and interest was repaid in December 2004.	300,000	—
	$1,220,000	$—

There were no outstanding notes payable to members and affiliate at March 31, 2005 (unaudited).

Interest expense on these notes payable approximated $55,700 and $53,400 for the years ended December 31, 2003 and 2004, respectively.  Interest expense amounted to $15,250 for the three months ended March 31, 2004 (unaudited).  There was no interest expense for the three months ended March 31, 2005 (unaudited).  Accrued interest payable at December 31, 2003 amounted to $70,750.  There was no accrued interest payable at December 31, 2004 or March 31, 2005 (unaudited).

Member Distributions

In December 2004, the Company made cash distributions to its members of $332,008, which were split equally between the Company’s two members.

5.                            Benefit Plan

Effective January 1, 2004, the Company established a retirement savings plan for its employees under Section 401(k) of the Internal Revenue Code.  The plan allows eligible employees to contribute a portion of their earnings to the plan, subject certain limitations.  Employer contributions are discretionary.  Employer contributions to the plan for the year ended December 31, 2004 amounted to $25,600.  There were no employer contributions to the plan for the three months ended March 31, 2005 (unaudited).

6.                            Commitments and Contingencies

Office Lease

The Company leases its primary office space on a month-to-month basis.  Rent expense approximated $29,000 and $55,000 for the years ended December 31, 2003 and 2004, respectively.  Rent expense approximated $6,000 and $20,000 for the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.

Indemnities and Guarantees

During its normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.  Those indemnities include intellectual property indemnities to the Company’s customers in connection with the sale of its products and the licensing of its technology, indemnities for liabilities associated with the infringement of other parties’ technology based upon the Company’s products and technology, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Hawaii.  The duration of the indemnities and guarantees varies, and in certain cases, is indefinite.  The majority of these indemnities and guarantees generally do not provide for any limitation on the maximum potential future payments that the Company could be obligated to make.  The Company has not recorded any liability for these indemnities and guarantees in the accompanying balance sheet and to date, no payments have ever been required under any of these indemnities and guarantees.  The Company does, however, accrue for losses for any known contingent liability, including those that may arise from the indemnification provisions, when the required future payment becomes known, is probable of payment and is material.

7.                            Subsequent Event

In early 2005, the members of the Company executed a letter of intent with an unrelated company in the wireless gaming industry to sell all of the outstanding membership units of the Company.  The transaction is expected to close in March or April of 2005.

8.                            Event (Unaudited) Subsequent to the Date of the Auditor’s Report

On April 20, 2005, JAMDAT Mobile Inc. (“JAMDAT”), together with its wholly owned subsidiary JAMDAT Mobile (Hawaii) LLC (“JAMDAT Hawaii”), acquired all of the membership interests in the Company for approximately $124.9 million (excluding 1,000,000 shares of JAMDAT stock held in escrow).  The Company and The Tetris Company, LLC (“TTC”) simultaneously entered into a new license and distribution agreement with JAMDAT and JAMDAT Hawaii effective April 20, 2005.  Under the agreement, TTC granted the Company, as licensee, the exclusive worldwide right to distribute, sell and otherwise commercially exploit Tetris on mobile telephony devices for a period of fifteen years, with an option to renew the license for an additional three years.  The Company contemporaneously assigned the license agreement, including all of its rights as licensee thereunder to JAMDAT Hawaii.